Filed pursuant to Rule 433

Registration Statement No. 333-154449

Final Term Sheet

October 21, 2010

EBAY INC.

Final Term Sheet

October 21, 2010

Issuer:	eBay Inc.

Title of Securities:	0.875% Notes due 2013 (the “2013 Notes”)

1.625% Notes due 2015 (the “2015 Notes”)

3.250% Notes due 2020 (the “2020 Notes”)

Security Type:	Senior Unsecured Notes

Size:	2013 Notes: $400,000,000

2015 Notes: $600,000,000

2020 Notes: $500,000,000

Maturity:	2013 Notes: October 15, 2013

2015 Notes: October 15, 2015

2020 Notes: October 15, 2020

Coupon (Interest Rate):	2013 Notes: 0.875% per year, accruing from October 28, 2010

2015 Notes: 1.625% per year, accruing from October 28, 2010

2020 Notes: 3.250% per year, accruing from October 28, 2010

Yield to Maturity:	2013 Notes: 0.946%

2015 Notes: 1.703%

2020 Notes: 3.319%

Spread to Benchmark Treasury:	2013 Notes: T + 42 bps

2015 Notes: T + 57 bps

2020 Notes: T + 77 bps

Benchmark Treasury:	2013 Notes: 0.500% due October 15, 2013

2015 Notes: 1.250% due September 30, 2015

2020 Notes: 2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	2013 Notes: 99-29+; 0.526%

2015 Notes: 100-18; 1.133%

2020 Notes: 100-21; 2.549%

Interest Payment Dates:	2013 Notes: April 15 and October 15 of each year, beginning April 15, 2011

2015 Notes: April 15 and October 15 of each year, beginning April 15, 2011

2020 Notes: April 15 and October 15 of each year, beginning April 15, 2011

Redemption Provision:	The issuer may at its option redeem the notes of any series at any time or from time to time prior to their maturity or, solely in the case of the 2020 Notes, prior to July 15, 2020, either in whole or in part, at a redemption price equal to the greater of (i) 100% of principal amount and (ii) discounted present value (exclusive of interest accrued to the redemption date) at the Treasury Rate plus 5 basis points in the case of the 2013 Notes, 10 basis points in the case of the 2015 Notes, and 15 basis points in the case of the 2020 Notes, plus accrued and unpaid interest to the redemption date. On and after July 15, 2020, the issuer may at its option redeem the 2020 Notes at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Price to Public:	2013 Notes: 99.793%, plus accrued interest, if any

2015 Notes: 99.630%, plus accrued interest, if any

2020 Notes: 99.420%, plus accrued interest, if any

Trade Date:	October 21, 2010

Settlement Date:	October 28, 2010

Ratings:	A2 (stable) by Moody’s Investors Service, Inc.

A (stable) by Standard & Poor’s Ratings Services

A (stable) by Fitch, Inc.

CUSIP/ISIN:	2013 Notes: 278642 AA1 / US278642AA12

2015 Notes: 278642 AB9 / US278642AB94

2020 Notes: 278642 AC7 / US278642AC77

Joint Book-Running Managers:	Banc of America Securities LLC

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Co-Managers:	Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

Wells Fargo Securities, LLC

The security ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the documents if you request it by calling Banc of America Securities LLC at 1-800-294-1322, Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities LLC collect at 212-834-4533.

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